ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Group Announces Changes at Nave Communications
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BROKEN ARROW, Oklahoma, September 7, 2018 –ADDvantage Technologies Group, Inc. (NASDAQ: AEY) today announced changes to improve the operating strength of its telecommunications segment. ADDvantage is a well-known reseller of new and refurbished network, transport and customer-premise equipment to the cable television and telecommunications industries. As part of an overall strategy to strengthen revenue and profitability in the telco segment, ADDvantage is re-positioning its subsidiary, Nave Communications, as a high-quality option for refurbished telecom equipment, including the repair, testing, and certification of equipment.
A recent internal operational efficiency review identified the need to centralize the business geographically. “We acquired Nave in early 2014 and continued to operate it from its facility in Baltimore, Maryland. We have determined that a more central location would broaden the opportunities in what has largely been an East-coast centric business thus far,” Joe Hart, interim CEO, said.
“Nave has a diverse, long-term customer base and sells well-known, trusted products from top OEMs including Cisco, Lucent, Ciena and Fujitsu. Our path forward combines the best attributes of the Nave operation with ADDvantage’s experience and dedication to quality,” Hart said.
Effective immediately, Nave inventory management and order fulfillment will move to Palco Telecom, a world-class third-party 3PL reverse logistics provider in Huntsville, AL. This move will allow Nave to begin serving a much wider geographic customer base, opening up additional sales and revenue opportunities. The movement of inventory and order fulfillment operations will also streamline operations to improve inventory efficiencies and shipping time while significantly reducing operating costs.
The existing 90,000 sq. ft. warehouse and operations facility in suburban Baltimore will be sublet to further reduce operating costs. ADDvantage will reduce the Nave workforce in Baltimore by 15 employees.
“I am pleased to announce we are investing in equipment to provide product repair services to our customers, and that we plan for service to be a contributor to our revenue in 2019. We are also improving our testing capabilities in response to increased customer and industry demand for higher quality products. We will be adding additional sales personnel as needed to support this demand,” Don Kinison, vice president of sales, said. “Customers will see an increased focus on quality and reliability from Nave, backed up by enhanced warranties,” Kinison said.

About Nave Communications:

Nave Communications Company was founded in 1998 with the goal of providing our customers with high quality telecommunications network equipment to meet their operational needs. In 2014 ADDvantage Technologies Group, Inc. acquired Nave Communications Company. Nave also provides equipment decommissioning services. For more information, visit www.ncctel.com

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.